Exhibit 10.1

AMENDMENT NO. 10 TO MANAGEMENT AGREEMENT

BETWEEN

INTEGRAMED AMERICA, INC.

AND

SHADY GROVE FERTILITY REPRODUCTIVE SCIENCE CENTER, P.C.

THIS AMENDMENT NO. 10 TO MANAGEMENT AGREEMENT (“Amendment”) is dated June 10, 2012, by and between IntegraMed America, Inc., a Delaware corporation, with its principal place of business at Two Manhattanville Road, Purchase, New York 10577 (“IntegraMed” or the “Management Company”), and Shady Grove Fertility Reproductive Science Center, P.C., a Maryland professional corporation, with its principal place of business at 15001 Shady Grove Road, Suite 310, Rockville, Maryland 20850 (“Shady Grove” or “PC”).

RECITALS:

Whereas, (i) IntegraMed and Shady Grove are the current parties to a Management Agreement dated March 11, 1998, between Shady Grove Fertility Centers, Inc. (as predecessor to IntegraMed) and Levy, Sagoskin and Stillman M.D., P.C. (now known as Shady Grove), as amended by Amendment Nos. 1-9 thereto (as so amended, the “Agreement”), and (ii) Shady Grove (formerly known as Levy, Sagoskin and Stillman M.D., P.C.) is bound by a Security Agreement, dated as of March 12, 1998, in favor of the Management Company (as successor to Shady Grove Fertility Centers, Inc.) (the “Security Agreement”);

Whereas, pursuant to Section 7.2.3 of the Agreement, Shady Grove has transferred and assigned to the Management Company all “Patient Deposits,” including all Shared Risk Receipts (as defined below);

Whereas, Shady Grove maintains a “Shared Risk Program” pursuant to which Shady Grove provides a warranty to a patient participating in such Shared Risk Program (a “Shared Risk Patient”) whereby such Shared Risk Patient may receive a refund of some portion of the Shared Risk Patient’s payment in advance for services (“Shared Risk Receipts”) if the Shared Risk Patient does not achieve a live birth, as specified in the Shared Risk Patient’s agreement with Shady Grove; and

Whereas, the parties wish to provide for certain amendments to the Agreement, to be effective upon the termination and replacement of the Third Amended and Restated Loan Agreement dated May 21, 2010, among IntegraMed, Bank of America, N.A., as administrative agent, Swing Line Lender and L/C Issuer and the lenders party thereto.

Now Therefore, in consideration of the mutual promises and covenants herein contained, and as contained in the Agreement, as amended, IntegraMed and Shady Grove agree as follows:

1.                  The Agreement is hereby amended to add a new Section 7.5, which shall read in its entirety as set forth on Annex I attached hereto.

2.                  Miscellaneous.

a.                   Certain Representations. Each party to this Amendment represents and warrants that this Amendment has been duly authorized by all necessary corporate action of such party, has been duly executed and delivered on behalf of each such party, and constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms. Each party represents and warrants that execution and delivery of this Amendment, and performance of this Amendment in accordance with its terms, does not violate, conflict with or constitute a breach or default (whether with notice, lapse of time, or both) under, any agreement to which such party is a party or by which such party or its assets is bound.

b.                  Successors and Assigns. This Amendment shall bind and inure to the benefit of the parties and their respective successors and assigns.

c.                   Entire Agreement. The Agreement, the Security Agreement and this Amendment contain the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements or understandings with respect hereto and thereto.

d.                  Counterparts; Facsimile. This Amendment may be executed in any number of counterparts (each of which may be transmitted via facsimile or by pdf), and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

e.                   Headings. The headings of the various sections of this Amendment have been inserted for convenience of reference only and shall not be deemed to be a part of this Amendment.

f.                    Governing Law. This Amendment shall be governed by Section 12.7 of the Agreement.

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IN WITNESS WHEREOF, the parties have signed this Amendment No. 10 as of the date first written above.

IntegraMed America, Inc.

By:	/s/ Jay Higham
Jay Higham, President and CEO

Shady Grove Fertility Reproductive Science Center, P.C.

By:	/s/ Michael J. Levy
Michael J. Levy, M.D., President

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Annex I

New Section 7.5 of the Agreement

7.5. Treatment of Shared Risk Receipts.

7.5.1 PC has the exclusive obligation and liability under its Shared Risk Program (as defined below). In recognition of the foregoing, notwithstanding anything to the contrary in Section 7.2 or otherwise in this Agreement, the parties agree as set forth in this Section 7.5 with respect to Shared Risk Receipts (as defined below).

7.5.2. For purposes of this Agreement, the following terms have the following meanings:

(a)	“Applicable Revenue Recognition Policy” means PC’s revenue recognition policy, as in effect on the date of Amendment No. 10 to this Agreement, as amended from time to time to the extent required by changes in GAAP (subject to prior approval by IntegraMed, not to be unreasonably withheld or delayed).

(b)	“BofA Credit Agreement” means the Third Amended and Restated Loan Agreement dated May 21, 2010, among IntegraMed, Bank of America, N.A., as administrative agent, Swing Line Lender and L/C Issuer and the lenders party thereto (as amended, supplemented or otherwise modified from time to time).

(c)	“BofA Effective Date” the date of termination and replacement of the BofA Credit Agreement.

(d)	“Restricted SR Funds” means that portion of a Shared Risk Receipt received from a Shared Risk Patient which is equal to the amount of the Shared Risk Receipt which has not yet been recognized as revenue under the Applicable Revenue Recognition Policy.

(e)	“Unrestricted SR Funds” means that portion of a Shared Risk Receipt received from a Shared Risk Patient which is equal to the amount of the Shared Risk Receipt which has been recognized as revenue under the Applicable Revenue Recognition Policy.

(f)	“Shared Risk Program” means PC’s “Shared Risk Program” pursuant to which PC provides a warranty to a patient participating in such Shared Risk Program (a “Shared Risk Patient”) whereby such Shared Risk Patient may receive a refund of some portion of the Shared Risk Patient’s payment in advance for services (“Shared Risk Receipts”) if the Shared Risk Patient does not achieve a live birth, as specified in the Shared Risk Patient’s agreement with PC.

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7.5.3 Effective as of the BofA Effective Date:

(a)	PC shall be entitled to a first priority security interest in an account of the Management Company or one of its subsidiaries which contains all Restricted SR Funds (the “Restricted SR Account”), which security interest would secure the Management Company’s obligations to make payments to or for the benefit of PC under this Agreement with respect to Shared Risk Patients. Without limiting the generality of Section 7.5.5 below, Management Company agrees to execute all documentation (to become effective on the BofA Effective Date) necessary to establish and perfect PC’s first priority security interest in the Restricted SR Account, including, without limitation, deposit control agreements or other similar documents on mutually agreeable terms (it being understood and agreed that such terms shall be consistent with the terms and conditions of this Section 7.5).

(b)	Shared Risk Receipts shall be treated as follows:

(i)	All Restricted SR Funds shall initially be deposited in the Restricted SR Account.

(ii)	As and when Restricted SR Funds become Unrestricted SR Funds (under the Applicable Revenue Recognition Policy), the Management Company shall transfer, or cause to be transferred, such Unrestricted SR Funds from the Restricted SR Account to an account of the Management Company or its subsidiaries which would not be subject to any security interest, escrow or other preferential arrangement in favor of PC. For the avoidance of doubt, the Management Company remains responsible to make payments in respect of Cost of Services, PDE and/or otherwise to the extent set forth in the terms and conditions of this Agreement.

(iii)	If Restricted SR Funds become payable to a Shared Risk Patient under the Shared Risk Patient’s agreement with PC, the Management Company shall transfer, or cause to be transferred, such amount to such Shared Risk Patient from the Restricted SR Account.

(c)	The transfers from the Restricted SR Account contemplated by Section 7.5.3(b)(ii) would occur when revenue is recognized (no less frequently than monthly), in accordance with calculations performed by the Management Company, with reconciliations to be delivered to PC no less frequently than quarterly.

7.5.4	From and after the BofA Effective Date, PC shall be entitled to send a notice of exclusive dominion and control over the Restricted SR Account if and only if IntegraMed shall become insolvent, or a receiver, liquidator or trustee of IntegraMed shall be appointed by court order, or a petition to reorganize shall be filed against IntegraMed under any bankruptcy, reorganization or insolvency law, and shall not be dismissed within 90 days, or IntegraMed shall file a voluntary petition in bankruptcy or make assignment for the benefit of creditors.
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7.5.5	Subject to the terms and conditions herein provided, each of the parties shall do or cause to be done all such acts and things as may be necessary, proper or advisable, consistent with all applicable laws, to effectuate the provisions of this Section 7.5 as soon as reasonably practicable. Each of Management Company and PC agrees that it will from time to time on or after the date hereof promptly do, execute, acknowledge and deliver and will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, certificates, assignments, transfers, conveyances, powers of attorney, assurances and other documents as may be reasonably requested by the other or the other’s lenders to implement this Section 7.5, including, without limitation, deposit control agreements or other similar documents (to become effective on the BofA Effective Date) which are consistent with the terms and conditions hereof.

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